UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Udai Puramsetti, age 34, has been appointed to the position of Executive Vice President of the Company. Mr. Puramsetti’s term of office in this office shall be until his resignation, his removal or the appointment of his successor. From June 2004 to August 2007, Mr. Puramsetti was a Vice President, Senior Research Analyst in high yield securities in the gaming and technology sectors with Delaware Investments, a unit of Lincoln Financial Group. Prior to June 2004, Mr. Puramsetti was a Vice President in debt capital markets with HSBC Securities in New York. Prior to HSBC, Mr. Puramsetti held various capital markets roles at Sentinel Advisors and as an Associate at Morgan Stanley & Co. in New York. Mr. Puramsetti was educated at the Wharton School of Business at the University of Pennsylvania.

In connection with his appointment to office, Mr. Puramsetti and the Company entered into a written agreement, dated February 13, 2008, pursuant to which Mr. Puramsetti is entitled to receive an annual base salary of $275,000 and is eligible for an annual bonus in an amount of up to 50% of his then current base salary depending upon the achievement of certain performance criteria and goals. In the event of the termination of Mr. Puramsetti’s employment without cause, he is entitled to twelve months salary continuation and a bonus in an amount of up to 50% of his then current base salary.

In connection with his appointment to office, Mr. Puramsetti was granted an option under the Company’s 2005 Stock Incentive Plan to purchase an aggregate of 100,000 shares of common stock at an exercise price equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on February 13, 2008. Subject to Mr. Puramsetti’s continued employment with the Company, the option will vest over a four-year period.

On February 7, 2008, the Board of Directors of the Company approved the grant of options to purchase 500,000, 150,000, 150,000 and 150,000 shares of common stock of the Company to Scott Betts, Chief Executive Officer and Chief Financial Officer of the Company; Kurt Sullivan, Executive Vice President of the Company; Steve Lazarus, Executive Vice President of the Company; and Kathryn Lever, Executive Vice President and General Counsel of the Company, respectively. The options were granted pursuant to the Company’s 2005 Stock Incentive Plan at an exercise price of $6.87 per share and vest over a four-year period, subject to accelerated vesting in certain circumstances.

On February 7, 2008, the Board of Directors of the Company also approved the amendment of all outstanding options granted under the Company’s 2005 Stock Incentive Plan, and the inclusion of a provision in all options to be granted in the future under the Company’s 2005 Stock Incentive Plan, to provide each option holder with the right to exercise the vested portion of the option at any time prior to the expiration of the option (which is generally 10 years following the date of option grant) following the discontinuation of the option holder’s service to the Company after reaching age 50 and ten years of service to the Company, unless the option holder’s service to the Company was terminated for cause.

The annual base salaries of Mr. Sullivan, Mr. Lazarus and Ms. Lever for the year ending December 31, 2008 have been increased to $200,000, $300,000 and $285,000, respectively. Each of Messrs. Sullivan and Lazarus and Ms. Lever are also eligible for an annual bonus in an amount of up to 50% of their respective base salaries depending upon the achievement of certain performance criteria and goals.

Diran Kludjian, Executive Vice President of the Company, retired from his employment with the Company on February 11, 2008. The Company is in the process of negotiating the terms of Mr. Kludjian’s retirement from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.
Date: February 13, 2008	By:	/s/ KATHRYN S. LEVER

Kathryn S. Lever
Executive Vice President and General Counsel